Exhibit 99.1

Media Contact:	Gary Rhodes (513) 762-1304

Investor Contact:	Carin Chabut (513) 762-4969

KROGER ANNOUNCES RESULTS FOR FIRST QUARTER OF 2004

Identical Food-Store Sales Rose 1.3%

CINCINNATI, OH, June 22, 2004 — The Kroger Co. (NYSE: KR) today reported net income of $262.8 million, or $0.35 per diluted share, for the first quarter ended May 22, 2004.

The Company estimates the labor dispute affecting stores in southern California reduced net earnings by $71.6 million, or $0.10 per diluted share. Additional detail on the calculation used to estimate the effect of the labor dispute is provided in Table 2.

Net earnings in the year-ago period were $351.5 million, or $0.46 per diluted share. Those results include items that positively affected net earnings by $4.1 million, or $0.01 per diluted share (Table 2).

Total sales for the 16-week first quarter of fiscal 2004 increased 3.9% to $16.9 billion. Identical food-store sales, including fuel, increased 1.3% and, excluding fuel, increased 0.3%. Excluding, for the entire quarter, the Ralphs and Food 4 Less stores affected by the work stoppage, identical food-store sales, including fuel, increased 1.6% and, excluding fuel, increased 0.5% (Table 5). Kroger estimates that product cost inflation, including fuel, was 2.3% and, excluding fuel, was 1.6%.

“We are pleased that Kroger continues to grow our identical food-store sales in a challenging operating environment,” said David B. Dillon, Kroger chief executive officer. “But there is more to be done. We plan to continue making investments in pricing, customer service and product variety to deliver strong, sustainable sales growth.”

Also in the first quarter:

•	FIFO gross margin was 26.01%, a decrease of 72 basis points from the first quarter of 2003. FIFO gross margin at the supermarket divisions not affected by the labor dispute, and excluding the effect of fuel, declined by 17 basis points.

•	Operating, general and administrative costs increased 41 basis points to 19.04%. OG&A at the supermarket divisions not affected by the labor dispute, and excluding the effect of fuel, increased approximately 23 basis points. The cost of providing health care and pension benefits to our associates accounted for all of the increase.

•	Total debt was $8.0 billion, a decrease of $258.3 million as compared to the first quarter of 2003. A lower market-value adjustment for interest-rate swaps and the implementation of FASB Interpretation No. 46 accounted for $139.8 million of this decline.

•	Kroger repurchased 9.0 million shares of common stock at an average price of $16.62 per share, for a total investment of $149.3 million.

Kroger opened, expanded, relocated or acquired 32 food stores, and closed 22 stores in the quarter. Total food store square footage increased 2.4% over the prior year. Capital expenditures totaled $456.7 million.

Mr. Dillon said Kroger is pleased with Ralphs’ sales and earnings following the end of the southern California labor dispute in late February. “Our associates in southern California did a great job of quickly getting our stores back in shape and providing our customers with outstanding service.”

For 2004, Mr. Dillon said the Company continues to expect identical food-store sales, excluding fuel, to be stronger than in the fourth quarter of 2003. He also reiterated that Kroger expects earnings in 2004 to be lower than in 2003, excluding the effect of the labor disputes and unusual items, as the Company continues to invest in lower prices, improved customer service and product variety.

“Kroger is off to a good start with sales in 2004. We are squarely focused on providing customers with better service, selection and value each time they shop in our stores. We have a clear strategy in place to build our business profitably. We are reducing our costs and will continue to reinvest those savings in Kroger’s core business to improve our customers’ shopping experience and consistently deliver better value,” Mr. Dillon added.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the first quarter of fiscal 2004, the Company operated (either directly or through its subsidiaries) 2,536 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly, through its subsidiaries, franchise agreements, or operating agreements) 794 convenience stores, 439 fine jewelry stores, 487 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words or phrases such as “expects” and “will.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Increased competition, weather and economic conditions, interest rates, the success of programs designed to increase our sales, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our earnings. Although we anticipate that our identical food-store sales for fiscal 2004, excluding fuel, will be stronger than in the fourth quarter of 2003, excluding fuel, and that earnings per diluted share in 2004 will be lower than 2003, results could be affected by changes in competition, weather conditions, labor disputes, economic conditions, interest rates, and the success of programs designed to increase our sales. The extent to which cost savings are invested in our core business will depend on Kroger’s ability to generate those cost savings and to increase sales through such investment. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EDT) on June 22, 2004 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on June 22, 2004 through July 2, 2004.

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Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	FIRST QUARTER (a)
	2004		2003

SALES	$16,904.6	100.00%	$16,265.5	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE, EXCLUDING ITEMS SHOWN SEPARATELY BELOW	12,518.3	74.05	11,930.0	73.35
OPERATING, GENERAL AND ADMINISTRATIVE	3,218.1	19.04	3,030.1	18.63
RENT	207.9	1.23	198.0	1.22
DEPRECIATION	371.7	2.20	354.9	2.18
INTEREST	172.2	1.02	190.1	1.17

TOTAL PRE-TAX EXPENSES	16,488.2	97.54	15,703.1	96.54

EARNINGS BEFORE TAX EXPENSE	416.4	2.46	562.4	3.46

TAX EXPENSE	153.6	0.91	210.9	1.30

NET EARNINGS	$262.8	1.55%	$351.5	2.16%

LIFO CHARGE	$10.8	0.06%	$12.0	0.07%

NET EARNINGS PER BASIC COMMON SHARE	$0.35		$0.47

SHARES USED IN BASIC CALCULATION	740.5		754.2

NET EARNINGS PER DILUTED COMMON SHARE	$0.35		$0.46

SHARES USED IN DILUTED CALCULATION	749.4		760.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Refer to Table 2 for a description of items that affected Kroger’s financial results during the periods presented.

Table 2. OTHER ITEMS

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principle (“GAAP”) measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger’s financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table summarizes items that affected Kroger’s financial results during the periods presented. The items include charges and credits that were recorded as components of merchandise costs and operating, general and administrative expense (“OG&A”). Additionally, items in 2004 include the estimated effects of the labor dispute.

	FIRST QUARTER
	2004	2003
ITEMS AFFECTING FIFO GROSS MARGIN (a):
EFFECT OF LABOR DISPUTE (b)	$77.0	$—

ITEMS AFFECTING OG&A:
EFFECT OF LABOR DISPUTE (b)	4.5	—
MUTUAL STRIKE ASSISTANCE AGREEMENT (b)	31.9
STORE CLOSING LIABILITIES (c)	—	(10.0)
UTILITY CONTRACTS - MARK-TO-MARKET (d)	—	3.4

TOTAL PRE-TAX (INCOME) LOSS	113.4	(6.6)

INCOME-TAX EFFECT	(41.8)	2.5

AFTER-TAX (INCOME) LOSS	$71.6	(4.1)

SHARES USED IN DILUTED CALCULATION	749.4	760.6

ESTIMATED DILUTED PER SHARE EFFECT	$0.10	$(0.01)

(a)	Kroger calculates FIFO Gross Margin as follows: Sales minus merchandise costs (including advertising, warehousing and transportation, excluding rent and depreciation which are shown separately in Table 1) plus LIFO charge.
(b)	For FIFO gross margin and OG&A, the estimated effect of the labor dispute is the difference between actual results and budgeted results for the strike affected Ralphs stores in southern California. It includes all costs associated with the work stoppage, including expenses under the mutual strike assistance agreement entered into with Safeway Inc. and Albertson’s, Inc., and post-recovery expenses. Also included in these amounts are reversals of prior-year liabilities totaling $4.8 million.
(c)	Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger anticipated closing following the Fred Meyer merger.
(d)	Expense related to the mark-to-market of excess energy purchase commitments.

Table 3.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	May 22, 2004	May 24, 2003

ASSETS
Current Assets
Cash and temporary cash investments	$142.7	$156.3
Store deposits in-transit	493.0	372.4
Receivables	629.0	608.9
Inventories	4,228.9	4,209.0
Prepaid and other current assets	344.1	320.0

Total current assets	5,837.7	5,666.6

Property, plant and equipment, net	11,256.2	10,821.2
Goodwill, net	3,132.2	3,575.1
Other assets	250.7	334.1

Total Assets	$20,476.8	$20,397.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases	$255.4	$69.0
Accounts payable	3,635.4	3,613.9
Accrued salaries and wages	541.1	586.4
Other current liabilities	1,614.4	1,460.1

Total current liabilities	6,046.3	5,729.4

Long-term debt including capital leases
Long-term debt, at face value, including capital leases	7,687.0	8,058.9
Adjustment to reflect fair value interest rate hedges (a)	70.2	142.9

Long-term debt including capital leases	7,757.2	8,201.8

Other long-term liabilities	2,533.9	2,387.7

Total Liabilities	16,337.4	16,318.9

Stockholders’ equity	4,139.4	4,078.1

Total Liabilities and Stockholders’ Equity	$20,476.8	$20,397.0

Total common shares outstanding at end of period	737.2	749.5
Total diluted shares year to date	749.4	760.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Balance sheet adjustments to reflect fair value interest rate hedges of fixed-rate debt, pursuant to SFAS No. 133.

Table 4.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	FIRST QUARTER
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$262.8	$351.5
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation	371.7	354.9
LIFO charge	10.8	12.0
Store closing liabilities (a)	—	(10.0)
Deferred income taxes	45.7	75.6
Other	1.1	6.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	85.6	(164.9)
Inventories	(70.8)	(45.8)
Receivables	62.8	88.2
Prepaid expenses	203.8	222.0
Accounts payable	78.0	50.4
Accrued expenses	(217.6)	(50.7)
Income tax payable / receivable	112.5	115.2
Contribution to company sponsored pension plan	—	(100.0)
Other	(5.7)	28.1

Net cash provided by operating activities	940.7	932.9

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(456.7)	$(670.5)
Other	10.5	14.6

Net cash used by investing activities	(446.2)	(655.9)

CASH FLOWS FROM FINANCING ACTIVITIES
Reductions in long-term debt	(321.4)	(336.1)
Proceeds from issuance of capital stock	14.7	5.6
Treasury stock purchases	(121.1)	(131.3)
Proceeds from interest rate swap terminations	—	113.9
Increase (decrease) in book overdrafts	(78.9)	57.7
Other	(4.0)	(1.7)

Net cash used by financing activities	(510.7)	(291.9)

NET (DECREASE) IN CASH	$(16.2)	$(14.9)

CASH AT BEGINNING OF YEAR	$158.9	171.2

CASH AT END OF QUARTER	$142.7	$156.3

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$215.3	$209.2
Cash paid (refunded) during the year for income taxes	$(7.2)	$12.0
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$3.0	$6.5
Goodwill recorded	$0.5	$—
Liabilities assumed	$—	$—

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Refer to Table 2 for a description of items that affected Kroger’s financial results during the periods presented.

Table 5. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable food store sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL FOOD STORE SALES (a) (c) (d)

			EXCLUDING STORES AFFECTED BY LABOR DISPUTE: FIRST QUARTER
	FIRST QUARTER
	2004	2003	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$15,108.0	$14,920.9	$13,049.6	$12,848.3
EXCLUDING SUPERMARKET FUEL CENTERS	$14,547.0	$14,502.5	$12,498.5	$12,436.4

INCLUDING SUPERMARKET FUEL CENTERS	1.3%	(0.1)%	1.6%
EXCLUDING SUPERMARKET FUEL CENTERS	0.3%	(1.1)%	0.5%

COMPARABLE FOOD STORE SALES (b) (c) (d)

			EXCLUDING STORES AFFECTED BY LABOR DISPUTE: FIRST QUARTER
	FIRST QUARTER
	2004	2003	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$15,531.4	$15,258.6	$13,440.6	$13,173.6
EXCLUDING SUPERMARKET FUEL CENTERS	$14,948.9	$14,834.6	$12,868.0	$12,756.1

INCLUDING SUPERMARKET FUEL CENTERS	1.8%	0.7%	2.0%
EXCLUDING SUPERMARKET FUEL CENTERS	0.8%	(0.5)%	0.9%

(a)	Kroger defines a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. The identical food store dollar figures presented were used to calculate first quarter 2004 percent changes.
(b)	Kroger defines a food store as a comparable store in the quarter after the store has been in operation for four full quarters, including relocations and expansions. The comparable food store dollar figures presented were used to calculate first quarter 2004 percent changes.
(c)	Kroger estimated that its product cost inflation, including fuel, was 2.3% and, excluding fuel, was 1.6% for the first quarter of 2004 versus the first quarter of 2003. Kroger estimated that its product cost inflation, including fuel, was 0.0% and, excluding fuel, was 0.5% deflation for the first quarter of 2003 versus the first quarter of 2002.
(d)	Sales figures exclude stores that were adversely affected by the labor dispute in southern California, as well as Food 4 Less stores whose sales were favorably affected in that region. Sales were excluded for the entire first quarter.